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Exhibit 99.1

420 Lexington Avenue New York City 10170

CONTACT
Michael W. Reid
Chief Operating Officer
-or-
Thomas E. Wirth
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS FOURTH QUARTER
FFO OF $0.87 PER SHARE AND 2002 FFO OF $3.32 PER SHARE

Fourth Quarter Highlights

  •
  FFO increased to $0.87 per share (diluted) versus $0.76 in the prior year, a 14% increase

  •
  Announced acquisitions of The News Building and 125 Broad Street for approximately $355 million

  •
  Announced 5.1% increase to $1.86 per common share in annual common dividend

  •
  Completed $150 million 5-Year Unsecured Term Loan and fixed initial $100 million of borrowing at a blended rate of 5.06%

  •
  Obtained a $35 million 10-year first mortgage commitment on 673 First Avenue at a rate of 5.72%

  •
  Signed contract to sell 50 West 23rd Street for $66 million in first quarter 2003

  •
  CEO/Chairman Stephen L. Green signed 5 year employment contract

Annual 2002 Highlights

  •
  FFO increased to $3.32 per share (diluted) versus $3.00 in the prior year, an 11% increase. The 2001 results have been restated to reduce FFO earnings by $0.02 per share (diluted) due to an increase in interest expense related to the early extinguishment of debt previously accounted for as an extraordinary item.

  •
  Net income increased to $2.09 per share (diluted) versus $1.95 in the prior year, an 8% increase.

  •
  FAD increased to $2.60 per share (diluted) versus $2.48 per share (diluted) in the prior year, a 5% increase. Excluding a gain in the prior year related to a structured finance investment (2GCT) totaling $0.17 per share (diluted), FAD would have increased 13%.

Financial Results

New York, NY, January 28, 2003—SL Green Realty Corp. (NYSE:SLG) reported a 14% increase in operating results for the three months ended December 31, 2002. During this period funds from operations (FFO) before minority interest totaled $30.6 million, or $0.87 per share (diluted), compared to $26.3 million, or $0.76 per share (diluted), for the same quarter in 2001. Full year results were also strong as FFO for the year ended December 31, 2002 totaled $116.2 million, or $3.32 per share (diluted), compared to $94.4 million, or $3.00 per share (diluted), in the previous year, an 11% increase.

Net income for the fourth quarter 2002 totaled $16.7 million, or $0.54 per share (diluted), an increase of 20% as compared to the same quarter in 2001 when net income totaled $13.6 million, or $0.45 per share (diluted). Net income for the full year 2002 totaled $64.6 million, or $2.09 per share (diluted), an increase of 8% as compared to $53.3 million, or $1.94 per share (diluted) for the full year 2001.

Consolidated Results

Total quarterly revenues increased 4% in the fourth quarter to $62.9 million compared to $60.4 million last year. The $2.6 million growth in revenue resulted from the following items:

  •
  $1.6 million increase from the 2002 same-store portfolio

  •
  $1.2 million increase from investment and other income

  •
  $0.4 million decrease in revenue from non same-store properties

The Company's EBITDA increased $3.5 million, resulting in increased margins before ground rent of 77.7% compared to 72.4% for the same period last year and after ground rent margins improved to 71.9% from 66.6% in the corresponding period. Margin improvement was driven by the following items:

  •
  $1.6 million increase from GAAP NOI;

  •
  $2.7 million increase in income from unconsolidated joint ventures

  •
  $0.8 million decrease from same-store portfolio

  •
  $0.3 million decrease from non same-store properties and increased corporate reserves

  •
  $0.8 million increase from investment and preferred income

  •
  $0.9 million increase in other income from an acquisition break-up fee ($0.3 million) and the sale of other assets (0.6 million)

  •
  $0.5 million decrease in MG&A primarily due to lower year end compensation and severance costs

FFO improved $4.3 million primarily as a result of:

  •
  $3.5 million increase in EBITDA

  •
  $1.4 million increase in FFO adjustment from unconsolidated joint ventures

  •
  $0.4 million decrease from higher interest expense

The $0.4 million increase in interest expense was primarily associated with higher average debt levels associated with new investment activity ($1.1 million), prepayment penalties for early extinguishment of debt ($0.3 million) and the funding of ongoing capital projects and working capital requirements ($0.1 million). These increases were partially offset by reduced loan balances due to previous disposition activity ($0.9 million) and lower interest rates ($0.3 million).

The 2001 results have been restated to classify the operating results of 50 West 23rd Street as income from discontinued operations.

At the end of the quarter, consolidated debt totaled $562.4 million, reflecting a debt to market capitalization ratio of 32.9%.

Same-store Results

During the fourth quarter, same-store cash NOI increased $0.1 million to $25.8 million, as compared to $25.7 million over the same prior year period. Cash NOI margins before ground rent decreased year over year from 61.5% to 60.0%. The increase in cash NOI was driven primarily by a $2.1 million (4.6%) increase in cash revenue due to:

  •
  $2.0 million increase from replacement rents which were 30% higher than previously fully-escalated rents, including early renewals and contractual rent steps

  •
  $0.6 million increase in escalation and reimbursement revenue

  •
  $0.4 million decrease from lower weighted-average occupancy in 2002 (97.2%) compared to 2001 (97.5%) and increased reserves

The increase in revenues were partially offset by a $2.0 million (4.6%) increase in operating costs primarily due to:

  •
  $0.7 million (331%) increase in insurance costs

  •
  $0.5 million (8.6%) increase in real estate taxes

  •
  $0.5 million (12.0%) increase in repairs, maintenance and cleaning expenses

  •
  $0.2 million (22.0%) increase in management, professional and advertising costs

Approximately 91.5% of the quarterly electric expense was recovered through the utility clause in the tenants' leases.

Leasing Activity

For the quarter, the Company signed 49 office leases totaling approximately 165,000 rentable square feet with starting office cash rents averaging $33.09 per square foot, a 23.2% increase over previously escalated cash rents averaging $26.85 per square foot. Tenant concessions averaged 1.1 months of free rent and an allowance for tenant improvements of $21.69 per square foot. This leasing activity includes early renewals for 3 office leases totaling approximately 14,072 rentable square feet.

Over the course of the year, the Company signed 231 office leases totaling approximately 949,000 rentable square feet with starting office cash rents averaging $34.75 per square foot, a 37.6% increase over previously escalated cash rents averaging $25.25 per square foot. Tenant concessions averaged 1.1 months of free rent and an allowance for tenant improvements of $15.70 per square foot. This leasing activity includes early renewals for 32 office leases totaling approximately 240,000 rentable square feet.

Property Activity

220 East 42nd Street

On December 9, 2002, the Company announced that it entered into an agreement to acquire The News Building located at 220 East 42nd Street for $265 million ($242 per square foot). The News Building is a cornerstone property in the Grand Central and United Nations market place. In this transaction, the

Company will receive a prepayment of its preferred equity investment in the property. The property is being acquired from affiliates of The Witkoff Group in a transaction that is expected to close in the first quarter of 2003. The Company will assume the property's current $158 million first mortgage that matures in September 2004 and bears interest at LIBOR plus 1.76%.

125 Broad Street

Also on December 9, 2002, the Company announced that it entered into an agreement with affiliates of The Witkoff Group to acquire condominium interests in 125 Broad Street for approximately $90 million ($172 per square foot). The property is located in the New York Plaza Complex, the heart of the eastern financial district of downtown Manhattan. The Company will assume the property's current $76.6 million first mortgage that matures October 2007 and bears interest at 8.29%.

50 West 23rd Street

On January 28, 2003 the Company announced that it entered into an agreement to sell 50 West 23rd Street for $66.0 million or approximately $198 per square foot. The company acquired the building at the time of its IPO in August of 1997, at a purchase price of approximately $36.6 million. Since that time the building was upgraded and repositioned enabling the company to realize a gain of approximately $20 million. The proceeds of the sale will be used to pay off an existing $21.0 million first mortgage and the balance will be reinvested into the recently announced acquisitions of 220 East 42ndStreet (The News Building) and 125 Broad Street to effectuate a partial 1031 tax-free exchange. The closing is anticipated to occur during the first quarter of 2003.

Structured Finance

The Company entered into a joint venture to acquire a $1.0 million junior mortgage with Steven Witkoff of the Witkoff Group in December 2002. The Company has 50% interest in this joint venture.

The Company received $49.6 million of structured finance redemptions at a weighted-average rate of 11.9% in December 2002.

As of December 31, 2002 the par value of the Company's structured finance and preferred equity investments totaled $145.6 million. The weighted balance outstanding over the quarter was $194.6 million. During the fourth quarter 2002 the weighted average yield was 12.51%. The quarter end run rate was 12.68%.

During January 2003, the Company originated a $15 million structured finance investment with an initial yield of 12.5%.

Other

Dividend Increase

On December 9, 2002 the Company declared a dividend distribution of $0.465 per common share for the quarter ended December 31, 2002, representing an annual increase of $0.09 per common share, or a 5.1% increase on an annualized basis. This distribution reflects the regular quarterly dividend, which is the equivalent of an annualized distribution of $1.86 per common share.

Unsecured Term Loan

The Company closed a $150 million unsecured 5-year term facility with Wells Fargo Bank. At closing, SL Green drew down $100 million of the facility and fixed the rate through two separate interest rate swap agreements. The first year all-in interest rate on the $100 million borrowed will be 3.14% and the all-in interest rate for years 2 through 5 will be 5.56%, resulting in a blended annual interest cost of 5.06% for five years. The Company expects to borrow and fix the balance of the facility during the next six months. The proceeds of the transaction were used to pay down a significant portion of the Company's outstanding lines of credit.

Stephen L. Green Employment Contract

Stephen L. Green has executed an employment agreement with the Company, as CEO and Chairman, through December 31, 2007. In addition to a base salary of $600,000 and a discretionary bonus, Mr. Green is eligible to participate in the Company's executive compensation programs and has received a grant of 175,000 shares of the Company's restricted stock including a partial tax gross-up payment. The shares have a five-year vesting period and are subject to certain vesting conditions, including continued employment and, with respect to half of the grant, performance hurdles.

Other

As of December 31, 2002, the Company's portfolio consists of interests in 25 properties, aggregating 11.5 million square feet. Upon completion of the announced 2003 purchases and sales, the Company's portfolio will consist of interests in 26 properties aggregating 12.8 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT which specializes exclusively in this niche.

Financial Tables attached.

To receive SL Green's latest news release and other corporate documents, including the Fourth Quarter Supplemental Data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.
STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenue:
Rental revenue, net	$47,434	$46,544	$187,458	$197,661
Escalations & reimbursement revenues	6,694	6,705	28,324	30,361
Signage rent	564	568	1,488	1,522
Investment income	3,977	3,182	15,396	14,808
Preferred equity income	1,975	1,931	7,780	2,561
Other income	2,305	1,448	5,709	2,770

Total revenues	62,949	60,378	246,155	249,683

Expenses:
Operating expenses including $1,677 and $6,745 (2002) and $1,682 and $5,805 (2001) to affiliates	14,529	12,789	57,703	56,718
Real estate taxes	7,653	7,078	29,451	29,826
Ground rent	3,159	3,159	12,637	12,579
Interest	9,421	8,991	36,656	45,107
Depreciation and amortization	10,414	9,925	39,063	37,117
Marketing, general and administrative	3,563	4,044	13,282	15,374

Total expenses	48,739	45,986	188,792	196,721

Income from continuing operations before equity in net income (loss) from affiliates, equity in net income of unconsolidated joint ventures, gain on sale, minority interest and a cumulative effect adjustment	14,210	14,392	57,363	52,962
Equity in net income (loss) from affiliates	47	(71)	292	(1,054)
Equity in net income from unconsolidated joint ventures	5,270	2,587	18,383	8,607

Operating earnings	19,527	16,908	76,038	60,515
Gain on sale of rental properties/equity investments	—	(207)	—	4,956
Minority interests in operating partnership attributable to continuing operations	(1,164)	(1,073)	(4,545)	(4,419)
Cumulative effect of change in accounting principle	—	—	—	(532)

Income from continuing operations	18,363	15,628	71,493	60,520
Income from discontinued operations, net of minority interest	803	369	2,838	2,479

Net income	19,166	15,997	74,331	62,999
Preferred stock dividends	(2,300)	(2,300)	(9,200)	(9,200)
Preferred stock accretion	(123)	(114)	(490)	(458)

Net income available to common shareholders	16,743	$13,583	$64,641	$53,341

Net income per share (basic)	$0.55	$0.45	$2.14	$1.98
Net income per share (diluted)	$0.54	$0.45	$2.09	$1.94
Funds From Operations (FFO)
FFO per share (basic)	$0.94	$0.82	$3.58	$3.24
FFO per share (diluted)	$0.87	$0.76	$3.32	$3.00

FFO Calculation:
Income before minority interests, preferred stock dividends, property sales and cumulative effect adjustment	$19,527	$16,908	$76,038	$60,515
Less:
Preferred stock dividend	(2,300)	(2,300)	(9,200)	(9,200)
Add:
FFO from discontinued operations	861	850	3,622	3,863
Joint venture FFO adjustment	3,359	1,996	11,025	6,575
Depreciation and amortization	10,414	9,925	39,062	37,117
Amortization of deferred financing costs and depreciation of non-real estate assets	(1,235)	(1,096)	(4,318)	(4,456)

FFO — BASIC	30,626	26,283	116,229	94,414
Add: Preferred stock dividends	2,300	2,300	9,200	9,200

FFO — DILUTED	$32,926	$28,583	$125,429	$103,614

Basic ownership interests
Weighted average REIT common shares	30,387	29,971	30,236	26,993
Weighted average partnership units held by minority interest	2,161	2,273	2,208	2,283

Basic weighted average shares and units outstanding	32,548	32,244	32,444	29,276

Diluted ownership interest
Weighted average REIT common and common share equivalent share	30,904	30,540	30,879	27,525
Weighted average partnership units held by minority interests	2,161	2,273	2,208	2,283
Common share equivalents for preferred stock	4,699	4,699	4,699	4,699

Diluted weighted average equivalent shares and units outstanding	37,764	37,512	37,786	34,507

SL GREEN REALTY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	December 31,
	2002	2001
Assets
Commercial real estate properties, at cost:
Land and land interests	$131,078	$138,337
Buildings and improvements	683,165	689,094
Building leasehold	149,326	144,736
Property under capital lease	12,208	12,208

	975,777	984,375
Less accumulated depreciation	(126,669)	(100,776)

	849,108	883,599
Assets held for sale	41,536	—
Cash and cash equivalents	58,020	13,193
Restricted cash	29,082	38,424
Tenant and other receivables, net of allowance of $5,927 and $3,629 reserve in 2002 and 2001, respectively	6,587	8,793
Related party receivables	4,868	3,498
Deferred rents receivable net of allowance of $6,575 and $5,264 in 2002 and 2001, respectively	55,731	51,855
Investment in and advances to affiliates	3,979	8,211
Structured finance investments, net of discount of $205 and $593 in 2002 and 2001, respectively	145,640	188,638
Investments in unconsolidated joint ventures	214,644	123,469
Deferred costs, net	35,511	34,901
Other assets	28,464	16,996

Total assets	$1,473,170	$1,371,577

Liabilities and Stockholders' Equity
Mortgage notes payable	$367,503	$409,900
Revolving credit facilities	74,000	94,931
Unsecured term loan	100,000	—
Derivative instruments at fair value	10,962	3,205
Accrued interest payable	1,806	1,875
Accounts payable and accrued expenses	41,043	22,819
Deferred compensation awards	1,329	1,838
Deferred revenue/gain	3,096	1,381
Capitalized lease obligations	16,016	15,574
Deferred land lease payable	14,626	14,086
Dividend and distributions payable	17,436	16,570
Security deposits	20,948	18,829
Liabilities related to assets held for sale	21,321	—

Total liabilities	690,086	601,008

Minority interests (2,145 units outstanding) at December 31, 2002	44,718	46,430
Commitments and contingencies
8% Preferred Income Equity Redeemable Shares $0.01 par value, $25.00 mandatory liquidation preference, 4,600 outstanding at December 31, 2002 and 2001	111,721	111,231
Stockholders' Equity
Common stock, $0.01 par value 100,000 shares authorized, 30,422 and 29,978 issued and outstanding at December 31, 2002 and 2001, respectively	304	300
Additional paid—in capital	592,585	583,350
Deferred compensation plan	(5,562)	(7,515)
Accumulated other comprehensive loss	(10,740)	(2,911)
Retained earnings	50,058	39,684

Total stockholders' equity	626,645	612,908

Total liabilities and stockholders' equity	$1,473,170	$1,371,577

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	December 31
	2002	2001
Operating Data:
Net rentable area at end of period (in 000's)(1)	11,533	10,036
Portfolio occupancy percentage at end of period	96.9%	97.7%
Same-store occupancy percentage at end of period	97.1%	97.4%
Number of properties in operation	25	25
Office square feet leased in fourth quarter	165,000	208,000
Average mark-to-market percentage-office	23.2%	49.2%
Average rent per rentable square feet	$33.09	$36.87

(1)
Includes wholly-owned and minority owned properties.

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  Exhibit 99.1
SL GREEN REALTY CORP. STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data)
SL GREEN REALTY CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands)
SL GREEN REALTY CORP. SELECTED OPERATING DATA-UNAUDITED